Exhibit 10.1

TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement ("Agreement") is made and entered into by and between Onvia, Inc., a Delaware limited liability Onvia ( “Onvia”) and Hank Riner, an individual (hereinafter, "Riner").

RECITALS

A.	WHEREAS, Riner has been employed by Onvia as its Chief Executive Officer (“CEO”) since 2010;

B.	WHEREAS, Riner and Onvia have jointly decided that Riner will transition from his role as Onvia CEO into planned retirement and a 12-month consulting relationship with Onvia no later than June 30, 2017 or on such earlier date that Onvia selects and announces a new CEO (either such date is referred to herein as the “Transition Date”);

C.	WHEREAS, Riner and Onvia desire to enter into this Agreement for the purpose of setting forth the terms of Riner’s transition from active CEO to retired CEO and consultant, and for the additional purpose of avoiding any potential disputes arising out of the parties’ employment relationship or Riner’s retirement from Onvia;

NOW THEREFORE, in consideration of the above recitals and the mutual covenants set forth herein, Onvia and Riner hereby agree as follows:

AGREEMENT

1.	Transition from CEO to Retirement and 12-Month Consulting Relationship

(a)    Except as otherwise provided in Section 1(c), below, Riner will continue to serve as Onvia’s CEO on a full-time basis through the Transition Date. Riner agrees that, during his remaining term as CEO, he will give his best effort to all of the duties that are customarily associated with the CEO position, and will continue his efforts to maximize the profitability and long-term success of Onvia under the direction of Onvia’s Board of Directors. Riner agrees that his Onvia employment and his term as Onvia’s CEO will end on such Transition Date as may be selected by the Board of Directors in its sole discretion, but which will be no later than June 30, 2017. Except as otherwise provided in Section 1(c), below, Onvia will continue to provide Riner with his full annual salary of $350,000 (which salary will be paid on periodic basis in accordance with Onvia’s standard payroll practices and reduced by applicable withholding) through June 30, 2017 regardless of whether his Transition Date occurs on some earlier date. Except as otherwise provided in Section 1(c), below, Riner will continue through the Transition Date to be a participant in all Onvia employee benefits programs in which he is a participant as of the date of execution of this Agreement. Unless his employment ends earlier pursuant to Section 1(c) below, Riner will continue to accrue PTO through June 30, 2017. If employment ends earlier in accordance with Section 1(c), PTO will accrue through Riner’s last day of employment. Regardless of the timing or circumstances of employment termination, Riner will receive a cash payout of any accrued but unused PTO up to a maximum of no greater than 150 hourse, with PTO payable at the rate of $182.29 per hour *but reduced by applicable withholding). In addition, and except as otherwise provided in Section 1(c) below, Riner will be eligible until September 30, 2017 to exercise any vested options on a cashless basis. Riner is also eligible to participate in Onvia’s 2016 Management Incentive Plan where Riner is eligible to earn up to 50% of base salary ($175,000) if Onvia’s 2016 corporate bookings and EBITDA objectives are achieved.

(b)   In exchange for Onvia’s entry into this Agreement and the consideration described in Paragraph 1(a), above, Riner agrees that he will make himself available as a consultant to the Onvia Board of Directors and/or the Onvia executive team as requested from time-to-time by the Board or Onvia’s new CEO for a period of 12 months after the Transition Date. Riner agrees that he will serve as a consultant for a total period of up to 40 hours during this 12-month period, and that he will receive no additional compensation for his time as a consultant because he will have already been paid for his consulting services by way of the consideration described in Paragraph 1(a).

(c)    If Riner’s employment is terminated prior to June 30, 1017 for “Cause,” as that term is defined herein, Riner will no longer be entitled to his CEO salary and will no longer be eligible to participate in the MIP or any Onvia employee benefit program after the last day of his actual Onvia employment. In addition, Riner’s right to exercise options if his employment is terminated for Cause shall expire 90 days after his last day of employment. For the purposes of this Agreement, “Cause” shall mean only the following: (a) Riner’s gross negligence, fraud, insubordination, or willful violation of any law or significant Onvia policy, committed in connection with the position and which results or could reasonably be expected to result in a material adverse effect on Onvia; or (b) Riner’s failure to substantially perform the duties reasonably assigned or appropriate to the position, in a manner reasonably consistent with prior practice. The term “Cause” shall not include poor job performance or ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Riner, as determined in good faith by Onvia in its sole discretion, has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position. Onvia has the sole discretion and authority to determine in good faith whether there is a legitimate basis by which to terminate Riner’s employment for Cause based on the criteria set forth in this Section 1(c).

(d)   Nothing in Section 1(c) will be interpreted to relieve Riner from his obligations under the remaining terms of this Agreement as set forth below, even if Riner’s employment is terminated for Cause.

(e)    Onvia agrees that any costs and expenses associated with the CEO transition, including but not limited to Riner’s transition or severance payments, wage payments for his part-time consulting arrangement, expenses incurred by Onvia for recruiting or reviewing of CEO candidates and/or executive assessment or coaching sessions, will be excluded when calculating the achievement of his previously established 2016 MIP objectives.

2.	Transition Benefits

In exchange for Riner’s entry into this Agreement, his covenants and promises described herein, and his entry into an additional Release of Claims Agreement on his last day of Onvia employment, Onvia agrees to pay Riner Three Hundred Sixty Two Thousand Dollars ($362,000.00) (the “Transition Payment”) (which amount in intended to represent a $350,000 transition payment plus a $12,000 contribution to payment of COBRA continuation coverage premiums), less applicable payroll withholding except as otherwise indicated below, on July 8, 2017. The Transition Payment will be issued to Riner in a single lump-sum payment and will be reported to the Internal Revenue Service on a Form W-2. Riner acknowledges that this Transition Payment is not otherwise due to him except in connection with his entry into this Agreement and the additional Release of Claims Agreement, a copy of which is attached and incorporated as Exhibit A to this Agreement.

3.	Return of Onvia Property

Riner hereby agrees to return to Onvia any and all materials and property belonging to Onvia of any type whatsoever (including without limitation any Onvia equipment, cell phones, or confidential or proprietary material) that had been in Riner’s possession or control, including office keys, on his last day of Onvia employment.

4.	Full Release and Waiver of All Claims

(a) Riner and Onvia agree that the payments and agreements set forth in this Agreement are in full satisfaction of any and all compensation or benefits to which Riner may be entitled by virtue of his employment with Onvia.

(b) In exchange for Onvia’s entry into this Agreement, Riner on behalf of himself, his heirs, executors, administrators, and assigns, does hereby waive, release and discharge Onvia, its parents, subsidiaries, affiliates, and other related entities, their respective successors and assigns, present and former partners, owners, directors, officers, members, employees, and attorneys, both individually and in their respective representative capacities, from any and all claims, damages, or causes of action, whether presently known or unknown, arising on or before the Effective Date. This release includes without limitation any action arising under common law, equity, or under any federal, state, or local statute, regulation or ordinance, including but not limited to any tort claims, claims for wrongful discharge, contract breach, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act of 1967 (ADEA), and Washington’s Laws Against Discrimination. This release is intended to be as broad as the law allows, and includes a release of any claims for attorneys’ fees or costs.

(c) ADEA Waiver. In accordance with the Older Workers’ Benefit Protection Act, Riner hereby acknowledges that his waiver and release hereunder of any rights he may have under the Age Discrimination in Employment Act of 1967 (ADEA) is knowing and voluntary. Riner and Onvia agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date this Agreement is executed. Riner acknowledges that he has been advised by this writing that: (a) he should consult with and obtain the advice of an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days to consider this Agreement (although he may, by his own choice, execute this Agreement earlier); (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until after the date upon which this revocation period has expired.

5.	Trade Secrets and Confidential Information

Riner acknowledges that Onvia’s business and future success depends on the preservation of the trade secrets and other confidential information of Onvia and its clients and customers (the “Secrets”). The Secrets include, without limiting the generality of the foregoing, existing and to-be-developed or acquired product ideas and designs, computer software, customer lists, business information, pricing information and/or processes, product and marketing plans, advertising, research and development, financial data, personnel information, procedural and technical manuals and practices, servicing routines, specialized know-how and any other ideas, concepts, methods, inventions, procedures or information that are proprietary to Onvia or its affiliates or its actual or prospective customers or suppliers or that Onvia is required, by contract or otherwise, to keep confidential, whether wholly or partially developed by Riner or provided to Riner and whether embodied in a tangible medium or merely remembered. Riner agrees to protect and to preserve as confidential all of the Secrets at any time known to Riner or which were, at any time, in his possession or control (whether wholly or partially developed by Riner or provided to Riner, and whether embodied in a tangible medium or merely remembered), unless and until such Secrets are disclosed to the public by Onvia and are thereby no longer confidential.

6.	Non-Compete and Non-Solicitation Obligations

(a)    Non-Competition. Riner agrees to the following restrictions on his post-employment activities:

                                                        i.            Restrictions on Work. For a period of twenty-four (24) months following his last day of Onvia employment, Riner agrees that he will not, without obtaining Onvia’s written permission, directly or indirectly be employed by, consult with or otherwise perform services for a Competitor (as defined below), or own any interest in, manage or participate in the management (as an officer, director, partner, member or otherwise) of a Competitor (except that Riner shall not be restricted from owning less than 1 percent of equity in a public corporation). Riner acknowledges that, due to the nature of Onvia’s business and his own role as Onvia’s CEO, there is no geographical limitation on the restrictions in this provision. For the purposes of this Paragraph 6 of this Agreement, “Competitor” will be defined as any firm, individual, or Onvia that creates, designs, analyzes, or implements business plans or business intelligence for government contractors in any industry or any other individual or entity that is directly or indirectly engaged in or is preparing to engage in any business which involves the creation, design, or implementation of business intelligence for government contractors in any industry or any other service available from Onvia at any time relevant to this Agreement.

                                                      ii.            Reasonableness of Restrictions. Riner recognizes and agrees that the restrictions in this Paragraph 6(b) are reasonable in scope, area, and duration, necessary for the protection of Onvia’s legitimate business interests, and will not result in any undue hardship for Riner.

                                                    iii.            Disclosure of Restrictions. Riner will disclose and provide a copy of this Agreement to any prospective new employer or business partner before accepting employment or engaging in any business venture during the Restricted Period. Riner authorizes Onvia to provide a copy of this Agreement to any new or prospective employer or business partner of Riner.

(b)   Non-Solicitation. For a period of twenty-four (24) months after his last day of Onvia employment, Riner will not, without express written permission from Onvia, directly or indirectly: (1) approach, initiate contact with, or engage in discussions with any then-current director, officer or employee of Onvia for the purpose or with the effect of soliciting or encouraging any such individual to terminate his or her employment with Onvia and/or to accept employment with, or otherwise provide services to, any employer other than Onvia; or (2) advise or provide information to any then-current director, officer or employee of Onvia regarding the availability or desirability of employment of that individual by any employer other than Onvia; or (3) provide any information to any employer other than Onvia regarding any Onvia officer, director or employee to the extent that any such information may assist that person or entity in (i) identifying any then-current director, officer or employee of any of Onvia as a candidate for employment; or (ii) evaluating the desirability of employing any such individual. If during this non-solicitation period Riner receives any inquiry from any then-current Onvia director, officer or employee regarding prospective employment with any employer other than Onvia, Riner agrees to respond only as follows: “I am prohibited by the terms of my agreement with Onvia from engaging in any discussion with you regarding this topic.”

7.	Confidentiality

Riner agrees to keep this Agreement confidential and not to reveal the terms, conditions, or the existence of this Agreement except, in Riner’s case, to his attorneys, immediate family, tax or financial advisors or any federal or state government agency that requests a copy of the Agreement or information regarding the Agreement, and in Onvia’s case, its attorneys, necessary officers, directors, accountants, insurers or employees, with the understanding that all of those individuals or entities will also be bound by the confidentiality agreement contained in this Section 7 unless disclosure is required by law. The parties agree that the Agreement or its terms, conditions, considerations or contents may be disclosed if such disclosure is ordered by a court or arbitrator.

8.	Nondisparagement

(a) Riner agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, including but not limited to any statements made via social media, on websites or blogs, that defame, disparage or in any way criticize the business reputation, practices, or conduct of Onvia, or any of Onvia’s affiliates.

(b) Onvia agrees that the members of Onvia’s Board of Directors will not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, including but not limited to any statements made via social media, on websites or blogs, that defame, disparage or in any way criticize the business reputation or conduct of Riner.

9.	Remedies for Breach

Riner agrees that any breach of Riner’s obligations under this Agreement may cause Onvia irreparable harm for which there is no adequate remedy at law.

(a)    If Riner breaches the terms of Sections 5 or 6 of this Agreement, Onvia will be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order, or other equitable relief restraining Riner from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order, or other equitable relief under this Agreement will not be considered a waiver of any right to assert any other remedy that Onvia may have at law or equity, including the right to recover damages. In the event Riner breaches the terms of Sections 5 or 6 of this Agreement, Riner will reimburse Onvia for any payments previously made pursuant to Section 1 of this Agreement, and Onvia will have the right to withhold any payments otherwise due under this Agreement.

(b)   In the event that Riner has breached any of the other terms and conditions of this Agreement, any outstanding obligations of Onvia hereunder shall immediately terminate and Onvia shall have the right to obtain reimbursement of any payments previously made to Riner pursuant to this Agreement’s Section 1 and to seek and obtain whatever additional relief to which it may be entitled in a court of law.

10.	Governing Law and Venue

This Agreement shall be construed and interpreted according to the laws of the state of Washington. In any dispute arising out of or relating to this Agreement, the parties agree that venue shall be had in King County, Washington.

11.	Severability

In the event that any provision hereof or compliance by any of the parties with any provision of this Agreement shall constitute a violation of any law, then such provision, to the extent only that it so violates, shall be deemed ineffective, unenforceable, and separable from the remaining provisions of this Agreement, which provisions shall remain enforceable and binding.

12.	No Admission of Wrongdoing or Liability

Nothing contained in this Agreement shall constitute, or be construed as or is intended to be an admission or an acknowledgment by either party hereto of any wrongdoing or liability, any such wrongdoing or liability being expressly denied.

13.	Assignment

This Agreement will bind and inure to the benefit of Riner and Onvia, and their respective heirs, legal representatives, and permitted successors and assigns. The covenants and promises of Riner under this Agreement are unique and personal. Accordingly, Riner may not assign any of Riner’s duties under this Agreement. Onvia may assign this Agreement, without notice to Riner. Riner consents to such assignment and agrees and acknowledges that all terms and conditions of this Agreement will remain in effect after any such assignment.

14.	Confirmation

This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of each such agreement. Except with respect to Riner’s rights to vested benefits (if any) under Onvia’s retirement plans, all prior written or oral agreements or understandings are merged into and superseded by this Agreement. Riner acknowledges that in signing this Agreement, Riner has not relied upon any representation or statement not set forth in this Agreement which was made by Onvia or any of its representatives. Riner acknowledges that he has freely and advisedly entered into this Agreement, and has entered into this Agreement only after full reflection and analysis and after consulting with legal counsel of his choosing. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.

BY: EMPLOYEE	BY: ONVIA, INC.

_/s/ Hank Riner__________________________ Hank Riner	By:_/s/ D. Van Skilling________________
Its:__Chairman______________________

Date: _3/28/2016___________________	Date: _3/28/2016_____________________

EXHIBIT A

TO THE TRANSITION AND RELEASE AGREEMENT

BETWEEN ONVIA, INC. AND HANK RINER

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Release Agreement”) is made and entered into by and between Hank Riner (“Employee”) and Onvia, Inc. (the “Company”) effective as of the Separation Date as defined below (the “Effective Date”) and in accordance with Section 2 of the Transition and Release Agreement between the Company and Hank Riner dated March 28, 2016 (the “Transition Agreement”). In the event of any conflict between the terms of this Release Agreement and the Transition Agreement, the Transition Agreement will control.

In consideration of the mutual promises contained in this Agreement and the Transition Agreement, the parties agree as follows:

1.  Separation Date.  Employee’s last day of employment with the Company is ________________, 2017 (the “Separation Date”). Employee acknowledges that following the Separation Date, Employee will cease to be an employee of the Company and shall have no authority to bind the Company to any contract or agreement, or to act on behalf of the Company or any of its affiliates, and the Company will not have any obligation to reimburse Employee for any expenses incurred by Employee after the Separation Date except as may be otherwise agreed in writing between the parties in connection with Mr. Riner’s consulting activities as described in Section 1(b) of the Transition Agreement.

2. Transition Payment.  In exchange for the promises of Employee contained in this Release Agreement and the Transition Agreement, the Company will pay Employee Three Hundred Sixty Two Thousand Dollars ($362,000.00) (the “Transition Payment”) (which amount in intended to represent a $350,000 transition payment plus a $12,000 contribution to payment of COBRA continuation coverage premiums), less applicable payroll withholding except as otherwise indicated below, on July 8, 2017. The Transition Payment will be issued to Employee in a single lump-sum payment and will be reported to the Internal Revenue Service on a Form W-2. Employee acknowledges that this Transition Payment is not otherwise due to him except in connection with his entry into the Transition Agreement and this Release Agreement.

3. Medical Benefits/COBRA Coverage. Employee’s group health coverage (if any) with Employer will continue through the last day of the month in which the Separation Date falls or as otherwise provided under Employer’s group health plans. Pursuant to federal COBRA law, Employee and Employee’s qualified beneficiaries (if any) may elect continuation coverage in accordance with election materials and other COBRA notices to be sent to Employee by the plans’ designated administrator

4.  Full Release and Waiver of All Claims.

(a) Employee and Company agree that the payments and agreements set forth in the Transition Agreement and in this Release Agreement are in full satisfaction of any and all compensation or benefits to which Employee may be entitled by virtue of his employment with Company.

(b) In exchange for Company’s entry into the Transition Agreement and this Release Agreement, Employee on behalf of himself, his heirs, executors, administrators, and assigns, does hereby waive, release and discharge Company, its parents, subsidiaries, affiliates, and other related entities, their respective successors and assigns, present and former partners, owners, directors, officers, members, employees, and attorneys, both individually and in their respective representative capacities, from any and all claims, damages, or causes of action, whether presently known or unknown, arising on or before the Effective Date. This release includes without limitation any action arising under common law, equity, or under any federal, state, or local statute, regulation or ordinance, including but not limited to any tort claims, claims for wrongful discharge, contract breach, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act of 1967 (ADEA), and Washington’s Laws Against Discrimination. This release is intended to be as broad as the law allows, and includes a release of any claims for attorneys’ fees or costs.

(c) ADEA Waiver. In accordance with the Older Workers’ Benefit Protection Act, Employee hereby acknowledges that his waiver and release hereunder of any rights he may have under the Age Discrimination in Employment Act of 1967 (ADEA) is knowing and voluntary. Employee and Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date this Release Agreement is executed. Employee acknowledges that he has been advised by this writing that: (a) he should consult with and obtain the advice of an attorney prior to executing this Release Agreement; (b) he has at least twenty-one (21) days to consider this Agreement (although he may, by his own choice, execute this Agreement earlier); (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until after the date upon which this revocation period has expired.

(d) The parties agree that nothing in the Transition Agreement or in this Release Agreement shall be construed to have any effect upon the rights of Employee (a) for compensation for vested benefits arising under any Company employee benefit plan, in accordance with the terms of such plans; (b) with respect to any obligation of the Company under this Release Agreement; or (c) for indemnification or defense, including attorney’s fees and costs, by the Company, to the extent such rights may arise under law, or be provided under  the Company’s Articles or Bylaws with respect to Employee’s acts or omissions while employed by the Company.

5.  Informed Agreement.  Employee has read and fully understands the terms of this Release Agreement and its significance and consequences.   Employee acknowledges that the Company has advised Employee to review the terms of this Agreement with an attorney and that Employee has either done so or knowingly waived Employee’s right to do so.  Employee further acknowledges that this Agreement is voluntary and has not been given as a result of any coercion.

6.  Severability. If any provision or portion of this Release Agreement is held to be unenforceable or invalid, the remainder of this Agreement will nevertheless continue to be enforceable and valid.

7.  Governing Law.  This Agreement will be governed, interpreted and enforced in accordance with the laws of the State of Washington without regard to its choice of law principles.

Employee Signature: ________________________ Printed Name: Hank Riner Date:____________________________	Onvia, Inc. By: _____________________________ Printed Name: Title: Date: ___________________________